EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of April 1, 2007 (“Effective Date”), by and between Michael Porter, an individual having an address at Calle Escorial 18, Valderrama, Sotogrande, 11310 Cadiz, Espania (“Porter”), and Composite Technology Corporation, a Nevada corporation, having a principal place of business at 2026 McGaw Avenue, Irvine, California 92614 (the “Company”).

Recitals

A. WHEREAS, the Company is in the business of (a) developing technology for wind power and wind turbine applications and for electrical conductor applications, and (b) manufacturing, marketing and selling wind turbines and related items and composite reinforced materials for electrical conductor applications (the “Business”);

B. WHEREAS, prior to the Effective Date of this Agreement, Porter has served the Company and many of its Affiliates in one or more capacities of employee, director, president and significant shareholder, and whereas Porter and the Company are parties to an Executive Employment Agreement under date of July 3, 2006 (“Employment Agreement”);

C. WHEREAS, Porter wishes to resign from all of his positions held with Company and its Affiliates prior to the Effective Date of this Agreement; and whereas Porter and Company wish to terminate the Employment Agreement; and whereas, Company desires to retain Porter, and Porter is desirous of serving Company, to render consulting services on the terms and conditions set forth herein;

Agreement

Now, therefore, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Resignation and Termination. Porter and Company hereby terminate the Employment Agreement. Porter hereby resigns from all positions he held with Company and any and all of its direct and indirect subsidiaries and affiliates immediately prior to the Effective Date of this Agreement, including without limitation all employee, director and officer positions, and Company hereby accepts such resignations. Porter agrees to cooperate with Company and its subsidiaries and affiliates with regard to any formal actions to be taken to acknowledge these actions. The actions taken by virtue of this Section 1 are irrevocable, and shall survive the Term and any termination of this Agreement by either Party for any reason.

2. Consultancy and Term. On the terms and subject to the conditions set forth herein, the Company agrees to retain Porter, and Porter agrees to serve as a Consultant to Company, for a term commencing on the date hereof and ending on March 31, 2008 (“Term”). This term may be extended upon mutual agreement of the parties. The Company and Porter desire to enter into an independent contractor relationship as set forth in this Agreement. It is the intent and purpose of this Agreement that Porter shall at all times be an independent contractor of the Company and nothing contained herein shall be construed to create or establish the relationship of employer and employee, joint venturer, or partner between the Company and Porter. Both parties acknowledge that Porter is not an employee of Company for state or federal tax purposes.

EXHIBIT 10.1
3. Porter’s Representations and Warrantees. Porter acknowledges and agrees that as an independent, separate business, Porter is responsible for whatever profit or loss Porter may incur through performance of this Agreement. Porter represents that he has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of Company. Porter shall be solely responsible for the professional performance of the services as set forth in Sections 4 and 5 below. Porter further acknowledges and agrees that he shall have no authority to bind the Company contractually or otherwise in any manner. In executing this Agreement, Porter specifically acknowledges that he has consulted or had a reasonable opportunity to consult with counsel of his own choice and that he has executed this Agreement after independent investigation and without fraud, duress, coercion or undue influence.

4. Services. Porter shall provide management and business advisory services to the Company in accordance with his capabilities and at the request and the discretion of the Company’s CEO (the “Services”). Porter will report directly to the CEO, and will work with such other employees of Company and its subsidiaries, affiliates, suppliers, customers, prospective customers, consultants and the like as requested by the CEO.

5. Scope. The Company acknowledges that the time required for Porter to perform the Services will depend upon the level of activity requested by the CEO. Porter shall devote such time and effort to the performance of these services as is reasonably necessary to fulfill his obligations hereunder. Any work or task of Porter provided for herein which requires the Company to provide information or assistance to Porter shall be excused (without effect upon any obligation of the Company) until such time as the Company has fully provided all information and assistance necessary for Porter to complete the work or task. Porter cannot guarantee results on behalf of the Company, but shall use commercially reasonable efforts in providing the Services.

6. Porter’s Compensation.

(a) Annual Compensation. Porter shall be compensated in an amount of $400,000 per year, payable monthly in arrears.

(b) During the Term, Porter and Porter’s spouse shall be eligible to participate in and shall be covered by the Company medical plan, as such plan may change from time to time. Notwithstanding the foregoing, if the medical insurance benefits cannot be arranged for Porter and his spouse by the Company, then the Company agrees to reimburse Porter up to $1,000 per month for comparable medical insurance.

7. Expenses. The Company shall reimburse Porter for all direct out-of-pocket costs reasonably incurred by Porter in the performance of Services; provided, however, that any expense in excess of $1,000 for any item must be approved in advance by the Company and that all expenses shall be reasonable and in compliance with Company policies. The Company shall reimburse expenses promptly upon receipt of a statement therefore from Porter accompanied by sufficient supporting documentation.

8. Cooperation by Company. The Company shall provide for Porter access to the Company’s premises and shall make available to Porter all information and personnel reasonably requested by Porter in connection with the performance the services. In addition, the Company shall ensure that its employees and other independent consultants co-operate fully with Porter in relation to the provision of services and shall keep Porter informed on a reasonably current basis of developments in the Company’s technology and business so that Porter shall have a reasonable basis upon which to advise the Company as contemplated hereby.

9. Confidentiality and Intellectual Property Assignment. Porter agrees that he shall continue to be bound by the terms set forth in Company’s Employee Confidential Information and Invention Assignment Agreement which are incorporated herein by reference, and Porter agrees to formally execute such Agreement upon presentation by Company.

10. Standard of Care. Porter shall perform all Services in a commercially reasonable manner and to the best of his ability. However, Porter shall have no liability to the Company for any loss, liability, cost or expense suffered or incurred by the Company as a result of any act or omission by Porter except such as arise from the gross negligence or willful misconduct of Porter.

11. Indemnification. Each party hereto shall indemnify and hold harmless the other party, its affiliates, and each of their respective members, officers, directors, agents, employees and controlling persons (each of the foregoing, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses, actions, proceedings, arbitrations or investigations whether formal or informal, or threats thereof (all of the foregoing, “Liabilities”), based upon, relating to or arising out of the other party’s activities hereunder or any breach of its representations and warranties; provided, however, that neither party shall be liable under this paragraph to the extent that the Liabilities for which indemnification is sought resulted from the wilful misconduct or gross negligence of the Indemnified Person seeking indemnification.

12. Termination.

(a) Breach. If either party fails to perform its obligations hereunder in any material respect, and if such failure is not cured within 30 days after written notice of breach from the other party, the other party may terminate this Agreement by written notice of termination to the breaching party. If Porter is the breaching party, Company shall have no further obligations to Porter as of the effective date of termination. All other rights Porter has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

(b) Death. This Agreement shall terminate upon the death of Porter and the obligations of Porter and Company under this Agreement shall immediately cease except as hereafter set forth. In the event of a termination under this section, Porter shall be entitled to receive any amounts accrued but unpaid pursuant to Section 6 of this Agreement. All other rights Porter has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

(c) Disability. Company reserves the right to terminate this Agreement upon 10 days written notice if, for a consecutive period of 30 days, Porter is prevented from discharging his duties under this Agreement due to any physical or mental disability. Upon such termination the obligations of Porter and Company under this Agreement shall immediately cease. In the event of a termination pursuant to this section except as hereafter set forth, Porter shall be entitled to receive any accrued and unpaid amounts earned pursuant to section 6. All other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

13. Securities Law Compliance. Porter acknowledges and agrees that, with respect to any shares previously issued to him in connection with the Employment Agreement or in his capacity as an executive officer of the Company of its Affiliates (the “Shares”), his ability to sell, convey, transfer or otherwise dispose of the Shares shall be restricted by the Company’s governing policies and the rules and regulations promulgated by the Securities and Exchange Commission applicable to executive officers and insiders of reporting companies and the Company’s insider trading policies applicable to executive officers and/or directors. In the event Porter seeks to sell the Shares in a private block sale, Porter must obtain the Company’s written consent prior to consummating any such sale. Any unauthorized sale, transfer, conveyance or other disposition of the Shares would constitute a breach of the Agreement and permit immediate termination of the Company’s obligations under the Agreement pursuant to Section 12(a) above. Porter also agrees to comply with all reporting obligations under the Securities Exchange Act of 1934, including without limitation, filing Form 4 under Section 16 of the Exchange Act whenever making acquisitions or dispositions of the Shares.

14. Nature of Agreement. This Agreement constitutes the entire contract between the Parties and it supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the Parties relating to the subject matter hereof, including, but not limited to the Employment Agreement, but excluding Porter’s obligations pursuant to the Company’s Employee Confidential Information and Invention Assignment Agreement as set forth in Section 9. By entering into this Agreement, Porters acknowledges and agrees that he is releasing any claims, causes of action or rights to any recovery related to or arising out of the Employment Agreement. There are no other understandings, statements, promises or inducements among the parties, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto regarding the subject matter hereof.

15. Notices. All notices given under this Agreement shall be in writing. Any notice may be transmitted by any means selected by the sender. A notice that is mailed to a party at its address given below, registered or certified mail, return receipt requested, with all postage prepaid, will be deemed to have been given and received on the earlier of the date reflected on the return receipt or the third business day after it is posted. Any notice sent by facsimile transmission to a party at its facsimile number given below shall be deemed to have been given and received upon confirmation of transmission by the sender’s facsimile machine. Any notice transmitted by recognized overnight courier service to a party at its address given below shall be deemed given and received on the first business day after it is delivered to the courier. Any notice given by any other means shall be deemed given and received only upon actual receipt. The addresses and facsimile numbers of the parties for notice purposes are as follows:

If to Porter:

Michael Porter
Calle Escorial 18
Valderrama
Sotogrande
11310 Cadiz
Espania
Phone: +34 956 793389
Fax: +34 956 793388

If to the Company:

Benton H. Wilcoxon, CEO
Composite Technology Corporation
2026 McGaw Avenue
Irvine, CA 92614
Facsimile No.: (949) 756-1090

Any party may change its address or facsimile number for notice purposes, or add additional persons to whom copies of any notice should be sent, by written notice to the other party.

16. Miscellaneous. This Agreement shall be governed in all respects by the laws of the State of California. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and neither party has relied upon any representation, warranty or promise not contained herein. No failure by either party to insist upon the strict performance of any term or provision of this Agreement shall constitute a waiver thereof on that or any subsequent occasion. This Agreement may be amended, and any term or provision hereof may be waived, only in a writing signed by the party charged with such amendment or waiver. In the event of any litigation between the parties with respect to this Agreement or the performance of either party hereunder, the prevailing party shall be entitled to recover, in addition to any other relief awarded by the court, its reasonable attorneys’ fees and other costs of preparing for and participating in the litigation.

IN WITNESS WHEREOF, the Company and Porter have executed this Agreement as of the day and year first above written.

/s/ Michael Porter
Michael Porter

Composite Technology Corporation

By:	/s/ Benton H Wilcoxon
Benton H Wilcoxon, CEO